Exhibit 10.5

Filing Version

MASTERCRAFT BOAT HOLDINGS, INC.

EXECUTIVE SEVERANCE PLAN

Effective February 4, 2026

1. Establishment; Purpose.

(a) Establishment. MasterCraft Boat Holdings, Inc., a Delaware corporation, hereby establishes this MasterCraft Boat Holdings, Inc. Executive Severance Plan (the “Plan”), effective February 4, 2026 (the “Effective Date”). The Plan shall apply to each Participant who incurs a Qualified Termination on or after the Effective Date.

(b) Purpose. The purposes of the Plan include (i) providing certain executives of the Company and/or any Affiliate who become Participants with severance pay benefits in the event of the termination of their employment (whether before or in connection with a Change in Control of the Company), (ii) better enabling the Company and its Affiliates to attract and retain highly qualified executives, and (iii) providing Participants with individual financial security in the event of a Change in Control of the Company so that such individuals are focused on pursuing transaction opportunities that are beneficial to shareholders. The Plan is not intended to constitute an “employee pension benefit plan” within the meaning of Section 3 of ERISA and the corresponding Department of Labor regulations and other guidance.

2. Definitions. For purposes of the Plan, the following terms have the meanings set forth below:

“Accrued Compensation” means the sum of the following: (a) any accrued but unpaid payments of the Participant’s Annual Base Salary through the Termination Date; (b) a payment in respect of all unpaid, but accrued and unused vacation or paid time off through the Termination Date, but only to the extent required by Company policy and/or applicable law; (c) any Annual Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year (i.e., not the Termination Year); (d) reimbursement for any unreimbursed business expenses properly incurred by the Participant in accordance with Company policy through the Termination Date; and (e) such rights, if any, under any award granted to the Participant pursuant to the Incentive Plan and other compensation programs and employee benefits to which the Participant may be entitled upon termination of employment according to the documents governing such benefits.

“Administrator” means the Compensation Committee, which shall be responsible for the general administration and management of this Plan.

“Affiliate” means any entity that is affiliated with the Company through stock or equity ownership or otherwise.

“Annual Base Salary” means Participant’s annual base salary in effect on the day before Participant’s employment with the Company terminates.

“Annual Bonus” means a Participant’s annual bonus under the Company’s annual bonus program, as in effect from time to time, in which a Participant is covered, if any.

“Board” means the Board of Directors of the Company.

“Cause” means the Committee’s determination that the Participant: (a) failed to substantially perform the Participant’s duties (other than any such failure resulting from the Participant’s Disability); (b) failed to carry out, or comply with any lawful and reasonable directive of the Committee or the Participant’s immediate supervisor; (c) materially violated any of the Company’s or its Affiliates written policies, including but not limited to those relating to sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement or conflicts of interest; (d) was convicted, entered a plea of no contest or nolo contendere, or had imposed an unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (e) unlawfully used (including being under the influence) or possessed illegal drugs on the premises of the Company or any of its Affiliates or while performing the Participant’s duties and responsibilities; (f) committed an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Affiliates; or (g) caused material damage to the business, financial or reputational interests of the Company or any of its Affiliates.

“Change in Control Period” shall mean the two (2) year period which begins upon the date of a Change in Control; provided, however, a resignation by Participant shall be treated under this Plan as if made during Participant’s Change in Control Period if:

(a) Participant gives the Compensation Committee the statement described in the “Good Reason” definition prior to the end of the thirty (30) day period that immediately follows the end of the Change in Control Period and Participant thereafter resigns within the period described in such “Good Reason” definition; or

(b) Company provides the statement to Participant described in the “Good Reason” definition prior to the end of the thirty (30) day period that immediately follows the end of the Change in Control Period and Participant thereafter resigns within the period described in the “Good Reason” definition.

“Change in Control” has the meaning set forth in the Incentive Plan and which is consummated after the Effective Date. For the avoidance of doubt, none of the transactions contemplated by or in connection with that certain Agreement and Plan of Merger, dated as of February 5, 2026, by and among MasterCraft Boat Holdings, Inc., Titan Merger Sub 1, Inc., Titan Merger Sub 2, LLC, and Marine Products Corporation (as amended or otherwise modified from time to time) shall constitute a Change in Control for purposes of the Plan.

“CIC Severance Multiplier” means (a) in the case of a Tier 1 Participant, two (2); and (b) in the case of a Tier 2 Participant, one and a half (1.5). In each case, the CIC Severance Multiplier shall be based upon the Plan Tier held by the Participant as of the date of the Change in Control; provided, however, that a title reduction pursuant to Section (b) of the “Good Reason” definition shall not be considered for purposes of determining the CIC Severance Multiplier.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

“Company” means MasterCraft Boat Holdings, Inc., and any successor thereto.

“Compensation Committee” means the Compensation and Human Capital Committee of the Company’s Board.

“Disability” means that Participant, as a result of a mental or physical condition or illness, is unable to perform the essential functions of the Participant’s position at the Company for any consecutive 180-day period, even with reasonable accommodation, all as reasonably determined by the Compensation Committee, in accordance with Section 409A of the Code.

“Eligible Executive” means: (a) the Company’s Chief Executive Officer; or (b) an executive employed by the Company or its Subsidiaries designated as an Eligible Executive by the Administrator.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“General Severance Multiplier” means (a) in the case of a Tier 1 Participant, one and a half (1.5); and (b) in the case of a Tier 2 Participant, one (1).

“Good Reason” means the occurrence of any of the following events, without the express written consent of the Participant:

(a) the failure of the Company to pay or cause to be paid scheduled installments of the Participant’s Annual Base Salary or other compensation when due;

(b) a material diminution in the Participant’s status, including, position, duties, authority or responsibility;

(c) (i) outside of a Change in Control Period, and except with respect to any reduction applicable to similarly situated executives, a material reduction in the Participant’s “Total Annual Compensation”, defined in the aggregate as: Base Salary, target Annual Bonus opportunity and annual target equity incentive opportunity, as in effect for the Participant as of immediately prior to the Effective Date (or as thereafter increased from time to time) or (ii) during a Change in Control Period, any reduction in the Participant’s Total Annual Compensation, as in effect for the Participant as of immediately prior to the Termination Date or as of immediately prior to the Change in Control Period (whichever is greater); or

(d) relocation of a Participant’s principal office location to a location more than thirty-five (35) miles from its location as of immediately prior to such relocation.

Notwithstanding the foregoing, (1) Good Reason shall not be deemed to exist unless the Participant gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing the applicable clause of this definition within ninety (90) days after the time at which the Participant first becomes aware of the event or condition; and (2) if there exists an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and if the Company does not cure such event or condition within such thirty (30) day period, the Participant shall have thirty (30) days thereafter to give Notice of Termination of employment on account thereof to the Company (with such Notice of Termination specifying a Termination Date no later than ten (10) days from the date of such Notice of Termination).

“Incentive Plan” means the Second Amended and Restated Mastercraft 2015 Incentive Award Plan, as amended and/or restated from time to time, or any successor shareholder-approved equity incentive plan maintained by the Company.

“Notice of Termination” means a written notice that (a) indicates the specific termination provision in the Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than thirty (30) calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(e) hereof.

“Participant” has the meaning given to that term in Section 3(a) hereof.

“Plan” has the meaning given to that term in Section 1(a) hereof.

“Plan Tier” means the tier to which a Participant is assigned for purposes of participation in the Plan, as determined by the Administrator.

“Qualified Termination” means any termination of a Participant’s employment: (i) by the Company other than for Cause, Disability or death; or (ii) by a Participant for Good Reason.

“Release” has the meaning given to that term in Section 6 hereof.

“Section 409A” has the meaning given to that term in Section 22(a) hereof.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, ownership of more than 50% of the total combined voting power of all classes of stock or comparable interests.

“Termination Date” means: (a) if the Participant’s employment is terminated by the Company or any Affiliate for Cause, or by the Participant for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) calendar days after such notice, as the case may be; (b) if the Participant’s employment is terminated by the Company or an Affiliate other than for Cause, or if the Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; or (c) if the Participant’s employment is terminated by reason of death, the date of death of Participant.

“Termination Year” means the fiscal year of the Company in which the Termination Date occurs.

“Tier 1 Participant” means the Company’s Chief Executive Officer.

“Tier 2 Participant” means a Participant who was designated by the Administrator as having a Plan Tier of Tier 2.

“Tier 3 Participant” means a Participant who was designated by the Administrator as having a Plan Tier of Tier 3.

3. Participation.

(a) Designation of Participants and Plan Tier. Each Eligible Executive who is designated as a Participant by the Administrator shall be a “Participant” in the Plan. The Administrator shall designate each Participant’s Plan Tier, and all such designations shall be set forth in Schedule A attached hereto. Notwithstanding the foregoing, the Company’s Chief Executive Officer’s Plan Tier shall be Tier 1 and is hereby designated as a Tier 1 Participant. The terms and conditions, including any General Severance Multiplier, CIC Severance Multiplier, for Tier 3 Participants shall be set forth in Schedule B or in separate Schedule as determined by the Administrator.

(b) Duration of Participation. A Participant shall cease to be a Participant in the Plan if: (i) the Participant ceases to be employed by the Company or an Affiliate; or (ii) subject to Section 18 hereof, the Administrator removes the Participant from the Plan by providing notice to the Participant in accordance with Section 17 hereof. Further, participation in the Plan is subject to the unilateral right of the Administrator to terminate or amend the Plan in whole or in part as provided in Section 18 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) hereof shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under the Plan are subject to all of the terms and conditions of the Plan, including Sections 4(g), 5 and 7 hereof.

(c) No Employment Rights. To the extent permitted by applicable law, participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or any Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

4. Severance Benefits.

(a) Qualified Termination. Subject to compliance with Sections 4(g), 5 and 7 hereof, in the event that a Participant incurs a Qualified Termination, (i) a Tier 1 Participant and Tier 2 Participant shall be entitled to the compensation and benefits set forth in Sections 4(b) or 4(c) hereof (as applicable) and (ii) a Tier 3 Participant will be eligible to receive the compensation and benefits on a discretionary basis as determined by the Administrator either in advance of a Qualified Termination or at the time of a Qualified Termination.

(b) Qualified Termination not in Connection with Change in Control. Subject to Sections 4(g), 5 and 7 hereof, if a Tier 1 Participant’s or a Tier 2 Participant’s Qualified Termination occurs outside of the Change in Control Period, the Tier 1 Participant or Tier 2 Participant shall be entitled to the following benefits.

(i) Accrued Compensation. The Company shall pay or provide the Accrued Compensation to the Participant. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid (A) if such portion corresponds to an Annual Bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.

(ii) Severance Payment. The Company shall pay to Participant the amount of the severance pay equal to (x) the General Severance Multiplier, multiplied by (y) the Participant’s Annual Base Salary.

(iii) Pro-Rated Annual Bonus. The Company shall pay to the Participant a pro-rata portion of the Participant’s Annual Bonus in effect immediately prior to the Termination Date based on actual achievement of performance goals at the end of the performance period. Such pro-rata bonus payout will be equal to (x) the amount of the Annual Bonus in effect immediately prior to the Termination Date based on actual achievement of performance goals at the end of the performance period (disregarding any reduction thereto that constitutes Good Reason) multiplied by (y) the percentage of the Termination Year that shall have elapsed through the Termination Date. Such payment shall be paid at the same time that Annual Bonuses are paid to other executives of the Company for the applicable fiscal year.

(iv) Equity Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, each equity award held by the Participant pursuant to the Incentive Plan that (a) is subject solely to a time-based vesting condition, shall become vested in the portion of the time-based equity award that would have vested on the next regularly scheduled vesting date immediately following the Termination Date, as if the Participant had remained continuously employed through such vesting date and the remaining unvested portion shall be forfeited as of the Termination Date; and (b) is subject to performance conditions, a pro-rata portion of the performance-based equity award actually earned shall become vested equal to (x) the amount of performance-based equity award actually earned based on actual performance for the full applicable performance period, as determined by the Compensation Committee at the end of the applicable performance period multiplied by (y) the percentage of the vesting period under the award agreement completed through the Termination Date.

(v) Health Continuation. The Company shall pay to the Participant a cash payment in an amount equal to (w) the portion of the monthly cost of the Participant’s group health plan coverage, as in effect on the Termination Date, that is subsidized by the Company for similarly situated active employees as of the Termination Date, multiplied by (x) twelve (12), multiplied by (y) the General Severance Multiplier.

(vi) Outplacement Services. The Company shall provide a reimbursement of up to five thousand dollars ($5,000) for outplacement services through a recognized provider approved by the Company following the Termination Date, provided that the Participant timely submits to the Company appropriate documentation of payments to the recognized provider, the form of which will be prescribed by the Company in its sole discretion.

(c) Qualified Termination in Connection with Change in Control. Subject to Sections 4(g), 5 and 7 hereof, if the Participant’s Qualified Termination occurs during the Change in Control Period (provided, that each of the Qualified Termination and Change in Control occur on or after the Effective Date), the Participant shall be entitled to the following benefits:

(i) Accrued Compensation. The Company shall pay or provide the Accrued Compensation to the Participant. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid (A) if such portion corresponds to an Annual Bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.

(ii) Severance Payment. The Company shall pay to the Participant the amount of severance pay equal to (x) the CIC Severance Multiplier, multiplied by (y) the Participant’s Annual Base Salary.

(iii) Pro-Rated Annual Bonus. The Company shall pay to the Participant a pro-rata portion of the Participant’s Annual Bonus in effect immediately prior to the Termination Date based on the greater of: (x) the actual level of achievement of the applicable performance goals as of the date of the Change in Control, as determined by the Compensation Committee and extrapolated to the end of the performance period and (y) the target level of achievement of the applicable performance goals. Such pro-rata bonus payout will be multiplied by the percentage of the Termination Year that shall have elapsed through the Termination Date.

(iv) Equity Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, each equity award held by the Participant pursuant to the Incentive Plan that (a) is subject solely to a time-based vesting condition (including any performance-based vesting equity award that is converted into a time-based vesting equity award upon the occurrence of a Change in Control in accordance with Section 5), shall accelerate and become fully vested and exercisable (as applicable) and (b)

is subject to performance conditions which remain applicable as of the Termination Date (because such award was granted after the Change in Control such that Section 5 does not apply), shall accelerate and become fully vested with performance based on the greater of (x) the actual level of achievement of the applicable performance goals as of the date of the Change in Control and extrapolated to the end of the performance period, as determined by the Compensation Committee prior to the Change in Control and (y) the target level of achievement of the applicable performance goals.

(v) Health Continuation. The Company shall pay to the Participant a cash payment in an amount equal to (w) the portion of the monthly cost of the Participant’s group health plan coverage, as in effect on the Termination Date, that is subsidized by the Company for similarly situated active employees as of the Termination Date, multiplied by (x) twelve (12), multiplied by (y) the CIC Severance Multiplier.

(vi) Outplacement Services. The Company shall provide a reimbursement of up to five thousand dollars ($5,000) for outplacement services through a recognized provider approved by the Company following the Termination Date, provided that the Participant timely submits to the Company appropriate documentation of payments to the recognized provider, the form of which will be prescribed by the Company in its sole discretion.

(d) Severance Payment Date.

(i) Any severance and benefits payable pursuant to Sections 4(b)(v) and Sections 4(c)(ii), (iii) and (v) hereof will be paid in a lump sum cash payment on the first payroll date following the date on which the Release has become effective and irrevocable, less all applicable taxes and withholdings; provided, however, that the Release has become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date.

(ii) Any severance payable pursuant to Section 4(b)(ii) hereof will be paid in the form of salary continuation in equal installments on the regular payroll dates of the Company as applicable; provided, however, that (x) the Release has become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date and (y) prior to the effective date of the Release, such payments will instead accumulate and become payable on the effective date of the Release.

(e) Other Benefits. To the extent not theretofore paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Termination Date.

(f) Other Terminations. If a Participant’s employment is terminated for death, Disability, or Cause or as a result of Participant’s retirement or voluntary resignation without Good Reason, then the Company shall pay or provide to the Participant only: (i) the Other Benefits, and (ii) the Accrued Compensation, paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law, provided, that, any portion of the Accrued Compensation that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be paid (A) if such portion corresponds to an Annual Bonus, at the time that bonuses with respect to such previously completed fiscal year(s) are or otherwise would be paid in accordance with the terms of the applicable plan, and/or (B) if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A to defer any portion of such Accrued Compensation, then in accordance with such election.

(g) Notice of Termination. Any termination by the Company for Cause or by Participant for Good Reason shall be communicated by Notice of Termination to the Participant or to the Company, as applicable, in accordance with Section 17 hereof. The failure by the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable, shall not waive any right of the Company or the Participant hereunder or preclude the Company or the Participant from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.

(h) Resignation from All Positions. Notwithstanding any other provision of the Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Company and its Affiliates. As a condition of receiving any severance benefits under the Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5. Performance-Based Awards. Notwithstanding anything in the Incentive Plan, any sub-plan, or any award agreement to the contrary, upon the occurrence of a Change in Control, each performance-based vesting equity award held by a Participant pursuant to the Incentive Plan shall automatically convert to a time-based vesting equity award relating to a number of shares of Company common stock equal to (a) the target number of shares underlying such award immediately prior to the Change in Control, multiplied by (b) the greater of (i) the actual level of achievement of the applicable performance goals as of the most recent practicable date prior to the Change in Control, extrapolated through the end of the performance period, as determined by the Administrator prior to the Change in Control and (ii) the target level of achievement of the applicable performance goals. Such converted time-based vesting equity award shall remain subject to the time-based vesting conditions applicable to such award under the applicable award agreement, except as otherwise provided in Section 4(c)(iv).

6. Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Sections 4(b)(ii)-(vi) or Sections 4(c)(ii)-(v) hereof, unless: (a) the Participant first executes and timely delivers to the Company after the Termination Date a fully executed general release of claims in favor of the Company, its Affiliates and their respective officers and directors, including a covenant not to compete, in a form to be provided by the Company (the “Release”); (b) the Participant does not timely revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following the Termination Date; provided, however, that to the extent that any severance payment or benefit is deferred compensation under Section 409A, and is not otherwise exempt from the application of Section 409A, then, if the period during which the Participant may consider and sign the Release spans two (2) calendar years, the severance payment or benefit will not begin until the second (2nd) calendar year. In addition, if a Participant materially breaches any of the material terms of the Release, then the Participant shall not be eligible for any further severance payment or benefits and may be required to repay any severance payments or benefits already paid to the Participant pursuant to the Plan.

7. Protective Covenants. As a condition to receiving the severance payments and benefits payable to a Participant under Sections 4(b)(ii)-(vi) or Sections 4(c)(ii)-(vi) hereof, which the Participant acknowledges are good and valuable consideration, the Participant shall be required to agree to the protective covenants, including to maximum extent permitted by applicable law, non-competition, non-solicitation of employees and customers, non-interference and non-disparagement covenants, set forth in a form to be provided by the Company. If a Participant materially violates any of the material provisions of the protective covenants, such Participant shall immediately forfeit his right to receive any severance payment or benefits, the Company shall have no further obligation to make any payment of severance payments or benefits to such Participant, and such Participant shall be obligated to repay severance payments or benefits already paid to the Participant pursuant to the Plan to the maximum extent permitted by applicable law.

8. No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

9. Effect on Other Plans, Agreements and Benefits.

(a) Relation to Other Benefits. Unless otherwise provided herein, nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company and/or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in the Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company and/or its Affiliates. Any economic or other benefit to a Participant under the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company and/or its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Compensation).

(b) Non-Duplication. Notwithstanding the foregoing provisions of Section 9(a) hereof, any severance benefits received by a Participant pursuant to the Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company and/or its Affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, long-term transition incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in the Plan, each Participant who is a party to an offer letter, employment agreement or other contract that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under the Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company and/or its Affiliates. In addition, while no Participant shall be entitled to receive severance payments under both Sections 4(b) and 4(c) of the Plan for the same Qualified Termination and in the event a Participant’s Qualified Termination occurs within the Change in Control Period, such Participant shall be entitled to the higher severance payments provided for in Section 4(c) of the Plan.

10. Certain Tax Matters. In the event it shall be determined that any payment or distribution by the Company and/or its Affiliates to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to Section 4(c)(ii) of the Plan, then to the payments made pursuant to Section 4(c)(iii) of the Plan, then to the payments made pursuant to Section 4(c)(iv) of the Plan and then to any other payment that triggers such Excise Tax in the following order: (a) reduction of cash payments, (b) cancellation of accelerated vesting of equity awards (based on the reverse order of the date of grant), and (c) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by a nationally recognized accounting or valuation firm selected by the Administrator prior to the relevant Change in Control.

11. Administration.

(a) The Administrator shall have all powers and duties reasonably necessary to fulfill its responsibilities, including, but not limited to, the reasonable discretion to interpret, construe, and apply the provisions of this Plan, to determine all questions relating to eligibility for benefits under this Plan, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of discretion hereunder to the Administrator.

12. Claims for Benefits.

(a) Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan must file his or her claim in writing with the Administrator within ninety (90) days of any termination of employment from the Company and its Affiliates.

(b) Review of a Claim. The Administrator shall, within ninety (90) calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c) Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Administrator within sixty (60) calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Administrator, (i) review any documents pertinent to his or her claim, and (ii) submit, in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 12(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d) Review of a Claim on Appeal. Within sixty (60) calendar days after receipt of a written appeal (unless the Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) calendar days after such receipt), the Administrator shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include: (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

(e) Time for Filing an Action. A Participant must bring any action under Section 502(a) of ERISA within one year of the date the Participant’s claim is denied on appeal under Section 12(d).

13. Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator, the Company and/or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

14. Successors.

(a) Company Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 14(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

15. Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.

16. Withholding. The Company and/or its Affiliates may withhold from any amounts payable under the Plan all federal, state, city or other taxes as the Company and/or its Affiliates are required to withhold pursuant to any law or government regulation or ruling.

17. Notices. Any notice provided for in the Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to:

MasterCraft Boat Holdings, Inc.

Attn: Corporate Secretary

100 Cherokee Cove Drive

Vonore, Tennessee 37885

Notice and communications shall be effective (a) on the date of delivery, if delivered by hand, (b) on the first business day following the date of dispatch, if delivered utilizing overnight courier, or (c) three (3) business days after having been mailed, if sent by first class mail.

18. Amendments; Termination. The Administrator expressly reserves the universal right to amend, modify, terminate or discontinue the Plan at any time; provided, however, that (a) no amendment or termination of, or discontinuance of participation in, the Plan will decrease the amount of any severance pay or benefits awarded but not yet fully paid to a Participant prior to the date of such amendment or termination without the written consent of the Participant, (b) no such amendment, modification, termination or discontinuation that would impair the rights of a Participant shall be effective unless: (i) such amendment, modification, termination or discontinuance is approved by the Board; and (ii) such amendment, modification, termination or discontinuance does not become effective until the twelve (12) month anniversary of the date approved by the Board, unless the affected Participant provides advance written consent to such amendment, modification, termination or discontinuance. In addition, during a Change in Control Period or otherwise in connection with or in anticipation of a Change in Control, the Company may not amend, modify, terminate or discontinue the Plan in any manner that would adversely affect the rights of any Participant under the Plan, unless the Participant provides advance written consent to such amendment, modification, termination or discontinuance.

19. Governing Law. The Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Delaware, without regard to conflicts of law principles.

20. Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Headings. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

22. Section 409A.

(a) In General. Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) impose payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a twenty percent (20%) additional income tax. It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under the Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible. Each installment of any taxable benefits or payments provided under the Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in the Plan to the contrary and to the extent required to comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six (6) months following the Termination Date shall instead be accumulated through and paid or provided (without interest) on the first (1st) business day following the six (6)-month anniversary of the Termination Date. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i)

the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are deferred compensation subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company and/or its Affiliates as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

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